                                                                   Exhibit 10.13

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("Agreement"), dated as of the 27th day of September, 1996, is made and entered into on the terms and conditions hereinafter set forth, by and between AB PLASTICS HOLDING CORPORATION, a Delaware corporation ("Holding"), and AB PLASTICS CORPORATION, a California corporation ("Plastics") (individually, a "Borrower" and collectively, the "Borrowers"), and SIRROM INVESTMENTS, INC., a Tennessee corporation ("Lender").

                                    RECITALS:

         WHEREAS, Borrowers have requested that Lender make available to Borrowers a term loan in the original principal amount of Four Million and No/100ths Dollars ($4,000,000) (the "Loan") on the terms and conditions hereinafter set forth, and for the purpose(s) hereinafter set forth; and

         WHEREAS, in order to induce Lender to make the Loan to Borrowers, Borrowers have made certain representations to Lender; and

         WHEREAS, Lender, in reliance upon the representations and inducements of Borrowers, has agreed to make the Loan upon the terms and conditions hereinafter set forth.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the agreement of Lender to make the Loan, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lender hereby agree as follows:




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                                    ARTICLE 1
                                    THE LOAN

         1.1 Evidence of Loan Indebtedness and Repayment. Subject to the terms and conditions hereof, the Lender shall make the Loan to Borrowers by wire transfer in immediately available funds. The Loan shall be evidenced by a Secured Subordinated Promissory Note in the original principal amount of Four Million and No/100ths Dollars ($4,000,000.00), substantially in the form of Exhibit A attached hereto and incorporated herein by this reference (the "Note"), dated as of the date hereof, executed by Borrowers, in favor of Lender. The Loan shall be payable in accordance with the terms of the Note. The Note, this Agreement and any other instruments and documents executed by Borrowers or any shareholder of either Borrower, now or hereafter evidencing, securing or in any way related to the indebtedness evidenced by the Note are herein individually referred to as a "Loan Document" and collectively referred to as the "Loan Documents."

         1.2 Processing Fee. Borrowers shall pay Lender a processing fee of One Hundred Twenty Thousand Dollars ($120,000.00), Fifteen Thousand ($15,000) of which has previously been paid and the balance of which shall be paid on the date the Loan is funded.

         1.3 Partial Prepayment. Borrowers may prepay the indebtedness evidenced by the Note in whole or in part at any time and from time to time, without penalty.

         1.4 Purposes of Loan and Use of Proceeds. The purpose of the loan shall be to finance the acquisition of Plastics and to provide additional working capital to Borrowers.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         2.1 Borrower's Representations. Each Borrower hereby represents and warrants to Lender as follows:

                  (a) Corporate Status. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Each Borrower is duly qualified to do


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         business and in good standing in each state in which a failure to be so qualified would have a material adverse effect on Borrowers' consolidated financial position or its ability to conduct its business in the manner now conducted (a "Material Adverse Effect").

                  (b) Subsidiaries. Except for the 100% ownership of Plastics by Holding, neither Borrower owns nor has an interest in, directly or indirectly, any other corporation, partnership, joint venture or other business organization ("Subsidiaries").

                  (c) Authorization. Each Borrower has full legal right, power and authority to conduct its business and affairs. Each Borrower has full legal right, power and authority to enter into and perform its obligations hereunder, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which each Borrower is a party, and the performance by each Borrower of its obligations thereunder are within the corporate powers of each Borrower and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the charter or bylaws of each Borrower, or any agreement binding upon each Borrower or its properties in which such contravention or conflict would have a Material Adverse Effect. The officer(s) executing this Agreement, the Note and all of the other Loan Documents to which each Borrower is a party are duly authorized to act on behalf of each Borrower.

                  (d) Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

                  (e) Capitalization. As of the date hereof, the authorized capital stock of Holding consists solely of 5,000,000 shares of common stock, $.0001 par value per share ("Common Stock"), of which 500,000 shares shall be issued and outstanding (the "Shares") and 200,000 shares of which shall be reserved for issuance upon exercise of the Stock Purchase Warrant dated as of the date hereof and issued to Lender (the "Warrant") and 1,000,000 shares of preferred stock, $.0001 par value per share, none of which is outstanding; provided, however, that the number of shares reserved for issuance upon


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         exercise of the Warrant shall be subject to adjustment, from time to time, in accordance with the antidilution provisions of the Warrant. As of the date hereof, Holding does not have outstanding any stock or securities convertible or exchangeable for any shares of its Common Stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its Common Stock or any stock appreciation rights or phantom stock plans, except (i) as set forth on Schedule 2.1(e) and (ii) in the Warrant. Schedule 2.1(e) accurately sets forth the following with respect to all outstanding options and rights to acquire the Holding's Common Stock from Holding: (i) the total number of shares issuable upon exercise of all outstanding options, (ii) the range of exercise prices for all such outstanding options, (iii) the number of shares issuable, the exercise price and the expiration date for each such outstanding option and (iv) with respect to all outstanding options, warrants and rights to acquire Holding's capital stock other than the Warrant, the holder, the number of shares covered, the exercise price and the expiration date. As of the date hereof, Holding is not subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth in the Warrant or on Schedule 2.1(e). As of the date hereof, all of the outstanding shares of Holding's capital stock shall be validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.1(e), there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights, held by stockholders or option holders of Holding, with respect to the issuance of the Warrant or the issuance of the Common Stock upon exercise of the Warrant. All such rights granted in the documents listed on Schedule 2.1(e) have been effectively waived with regard to the issuance of the Warrant, the exercise of the Warrant and the issuance of the Common Stock upon exercise of the Warrant. Holding has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Warrant hereunder do not require registration under the Securities Act or any applicable state securities laws. To the best of Holding's knowledge, there are no agreements among Holding's stockholders with respect to any other aspect of Holding's affairs, except as set forth on Schedule 2.1(e). Except as set forth on
         Schedule 2.1(e), Holding owns all of the issued and outstanding capital stock of Plastics free and clear of all liens, claims, charges, restrictions, security interests, pledges or encumbrances of any kind.

                  (f) Trademarks, Patents, Etc. Schedule 2.1(f) is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by or used or


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         required by each Borrower in the operation of such Borrower's business;
         title to each of which is, except as set forth in Schedule 2.1(f) hereto, held by such Borrower free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. Except as set forth on Schedule 2.1(f) is no infringement action, lawsuit, claim or complaint which asserts that a Borrower's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of such Borrower or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and neither Borrower is in any way making use of any confidential information or trade secrets of any person except with the consent of such person.

                  (g) No Conflicts. Except as contemplated by loan or credit agreements listed on Schedule 2.1(l) which shall be refinanced and terminated as of the Closing Date, consummation of the transactions hereby contemplated and the performance of the obligations of Borrowers under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, partnership agreement, license, franchise or any other instrument or agreement to which any Borrower is a party or by which any Borrower or its respective properties may be bound or affected or to which any Borrower has not obtained an effective waiver.

                  (h) Litigation. Except as discussed on Schedule 2.1(h), there are no actions, suits or proceedings pending, or, to the knowledge of Borrowers threatened, against or affecting Borrowers or involving the validity or enforceability of any of the Loan Documents at law or in equity, or before any governmental or administrative agency; and to each Borrower's knowledge, such Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

                  (i) Financial Statements. The financial statements of Borrowers dated ____________________, 19___, which are attached hereto as Schedule 2.1(i)(A), are true and correct in all material respects have been prepared on the basis of accounting principles consistently applied, and fairly present the financial condition of the Borrower as of the date(s) thereof. No material adverse change has occurred in the financial condition of any Borrower since the date(s) thereof, and no additional borrowings have been made by any Borrower since the date(s) thereof other than as set forth on Schedule 2.1(i)(B).


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




                  (j) Other Agreements; No Defaults. Neither Borrower is a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of such Borrower, or the ability of such Borrower to carry out its obligations under the Loan Documents to which it is a party. Neither Borrower is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including but not limited to this Agreement and the other Loan Documents, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of same.

                  (k) Compliance With Law. Except to the extent that noncompliance, in the aggregate, cannot reasonably be expected to have a Material Adverse Effect and will not materially adversely affect each Borrower's ability to perform its obligations under the Loan Documents, each Borrower (i) has obtained all necessary licenses, permits and approvals and authorizations necessary or required in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted; and (ii) to each Borrower's knowledge, such Borrower is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition).

                  (l) Debt. Schedule 2.1(l) is a complete and correct list of all credit agreements, indentures, purchase agreements, promissory notes and other evidences of indebtedness, guaranties, capital leases and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrowers or any of the properties thereof is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question that are outstanding and that can be outstanding are correctly stated, and all liens of any nature given or agreed to be given as security therefore are correctly described or indicated in such Schedule.

                  (m) Taxes. Except as disclosed on Schedule 2.1(m): (i) each Borrower has filed or caused to be filed all tax returns that to its knowledge are required to be filed (except for returns that have been appropriately extended), and has paid, or will pay when


                                        6

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         due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on them by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved); and (ii) no tax liens have been filed against either Borrower or any of the property thereof.

                  (n) Small Business Concern. Borrowers, together with their "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, ss. 121.103), are a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder. The information set forth in the Small Business Administration Forms 480, 652 and Parts A and B of Form 1031 regarding Borrowers upon delivery, pursuant to Section 4.1 hereof, will be accurate and complete. Borrowers do not presently engage in, and will not hereafter engage in, any activities, and Borrowers will not use directly or indirectly, the proceeds from the Loan, for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act and the regulations thereunder, including Title 13, Code of Federal Regulations Section 107.720.

                  (o) Certain Transactions. Except as set forth on Schedule 2.1(o) hereto, neither Borrower is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever; none of said officers or directors or any members of their immediate families, are indebted to any Borrower or have any direct or indirect ownership interest in any firm or corporation with which such Borrower has a business relationship, or any firm or corporation which competes with Borrower, except that officers and/or directors of each Borrower may own no more than 4.9% of outstanding stock of publicly traded companies which may compete with any Borrower. Except as disclosed on Schedule 2.1(o), no officer or director or any member of their immediate families, is, directly or indirectly, interested in any material contract with Borrowers. Neither Borrower is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                  (p) Statements Not False or Misleading. No representation or warranty given as of the date hereof by Borrowers contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the


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         time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

                  (q) Margin Regulations. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                  (r) Significant Contracts. Schedule 2.1(r) is a complete and correct list of all contracts, agreements and other documents pursuant to which Borrowers receive revenues in excess of $100,000 per year. Each such contract, agreement and other document is in full force and effect as of the date hereof and Borrowers know of no reason why such contracts, agreements and other documents would not remain in full force and effect pursuant to the terms thereof.

                  (s) Environment. Each Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except which such non-compliance would have a Material Adverse Effect. Each Borrower has been issued and will maintain all required federal, state and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health or safety matters, except where non-issuance or non-maintenance of any of the foregoing would note have a Material Adverse Effect. Except as disclosed on
         Schedule 2.1(s), neither Borrower has received notice of, or knows of, or suspects facts which might constitute any violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. To the best knowledge of Borrower, except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic


                                        8

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         system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises; and accordingly the premises of Borrower are free of all such toxic or hazardous substances or wastes. Except as disclosed on
         Schedule 2.1(s), there has been no complaint, order, directive, claim, citation or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances or waste; or (6) other environmental, health or safety matters affecting Borrower or its business, operations, assets, equipment, property, leaseholds or other facilities. Borrower does not have knowledge of any indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal), except as disclosed on Schedule 2.1(s) hereto.

                  (t) ERISA. Borrower is in compliance in all material respect with all applicable provisions of ERISA as defined in Section 3.11 hereof). Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any Plan (as defined in Section 3.11 hereof); no notice of intent to terminate a Plan has been filed nor has nay Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan(as defined in ERISA); each Borrower and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of such Borrower or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither Borrower nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.



                                        9

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                  (u) Title to Properties. Each Borrower has good, indefeasible and insurable title to, or valid leasehold interests in, all its real properties and good title to its other assets, free and clear of all liens other than Permitted Liens (as defined in Section 3.15 hereof).

                  (v) Limited Offering of Note and Warrant. Neither Borrower nor anyone acting on its behalf has offered the Note, the Warrant or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof, with, any person other than Lender and not more than 35 other institutional investors. Neither Borrower nor anyone acting on its behalf has taken, or will take, any action which would subject the issuance or sale of the Note and Warrant to Section 5 of the Securities Act of 1933, as amended, or the registration or qualification provisions of the blue sky laws of any state.

                  (w) Registration Rights. Except as described in the Warrant, Holding is not under any obligation to register under the Securities Act of 1933, as amended, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

                  (x) Employees. Neither Borrower has any current labor problems or disputes which have resulted or either Borrower reasonably believes could be expected to have a Material Adverse Effect.

                  (y) Issuance Taxes. All taxes imposed on Borrowers in connection with the issuance, sale and delivery of the Note, the Warrant and the capital stock issuable upon exercise of the Warrant have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by Borrowers.



                                    ARTICLE 3
                            COVENANTS AND AGREEMENTS

         Borrowers covenant and agree, jointly and severally, that during the term of this Agreement:



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         3.1 Payment of Obligations. Borrowers shall pay the indebtedness evidenced by the Note according to the terms thereof, and shall timely pay or perform, as the case may be, all of the other obligations of Borrowers to Lender, direct or contingent, however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment of Lender to Borrowers, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

         3.2 Financial Statements and Reports. Holding shall furnish to Lender
(i) as soon as practicable and in any event within ninety (90) days after the end of Holding's fiscal year, an audited consolidated and consolidating balance sheet of Borrowers as of the close of such fiscal year, an audited consolidated and consolidating statement of earnings and retained earnings of Borrowers as of the close of such fiscal year and an audited consolidated and consolidating statement of cash flows for Borrowers for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an unqualified audit report prepared by an independent certified public accountant reasonably acceptable to Lender showing the financial condition of Borrowers at the close of such year and the results of its operations during such year and accompanied by a certificate of the President of Holding, stating that to the best of the knowledge of such officer, such Borrower has kept, observed, performed and fulfilled each covenant, term and condition of this Agreement and the other Loan Documents during the preceding fiscal year and that no Event of Default has occurred and is continuing (or if an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action such Borrowers propose to take in connection therewith), (ii) within twenty (20) days of the end of each calendar month, a status report indicating the financial performance of each Borrower during such month and the financial position of each Borrower as of the end of such month, (iii) within forty-five (45) days of the end of each quarter, a consolidated and consolidating balance sheet of Borrowers as of the close of such quarter and a consolidated and consolidating statement of earnings and retained earnings of Borrowers as of the close of such quarter, all in reasonable detail, and prepared substantially in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and subject to year-end adjustments), and (iv) with reasonable promptness, such other financial data as Lender may reasonably request.

         3.3 Maintenance of Books and Records; Inspection. Each Borrower shall maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit Lender, its officers and employees and any professionals designated by Lender in writing, at Lender's expense, to visit and inspect any of its properties, corporate books and financial records, and to discuss its accounts, affairs and finances with such Borrower or the principal officers of such Borrower during reasonable business hours, all at such times as Lender may reasonably request; provided that no such inspection shall materially interfere with the conduct of such Borrower's business.

         3.4 Insurance. Without limiting any of the requirements of any of the other Loan Documents, Borrowers shall maintain, in amounts customary for entities engaged in comparable business activities, (i) to the extent required by applicable law, worker's compensation insurance (or maintain a legally sufficient amount of self insurance against worker's compensation liabilities, with adequate reserves, under a plan approved by Lender, such approval not to be unreasonably withheld or delayed), and (ii) fire and "all risk" casualty insurance on its properties against such hazards and in at least such amounts as are customary in Borrowers' business. Borrowers will make reasonable efforts to obtain and maintain public liability insurance in an amount, and at a cost, deemed reasonable to the Borrowers' Board of Directors. At the request of Lender, Borrowers will deliver forthwith a certificate specifying the details of such insurance in effect.

         3.5 Taxes and Assessments. Each Borrower shall (i) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon such Borrower upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that a Borrower in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (ii) and (iii) so long as appropriate reserves are maintained with respect thereto.

         3.6 Corporate Existence. Each Borrower shall maintain its corporate existence and good standing in the state of its incorporation, and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is necessary pursuant to applicable law.

         3.7 Compliance with Law and Other Agreements. Except where the failure to do so would not materially adversely affect a Borrower's operations or its ability to fulfill its obligations under the Loan Documents, each Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which each Borrower is a party or by which each Borrower or any of its properties is bound. Without limiting the foregoing, each Borrower shall pay all of its indebtedness promptly in accordance with the terms thereof.

         3.8 Notice of Default. Borrowers shall give written notice to Lender of the occurrence of any default, event of default or Event of Default under this Agreement or any other Loan Document promptly upon the occurrence thereof.

         3.9 Notice of Litigation. Borrowers shall give notice, in writing, to Lender of (i) any actions, suits or proceedings wherein the amount at issue is in excess of Twenty-Five Thousand and No/100ths Dollars ($25,000.00) instituted by any persons whomsoever against either Borrower or affecting any of the assets of either Borrower, and (ii) any dispute, not resolved within sixty (60) days of the commencement thereof, between a Borrower on the one hand and any governmental regulatory body on the other hand, which dispute might materially interfere with the normal operations of a Borrower.

         3.10 Conduct of Business. Borrowers will continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement.

         3.11 ERISA Plan. If either Borrower has in effect, or hereafter institutes, a pension plan that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. Section 1001 et seq. (1975), as
amended from time to time ("ERISA"), then the following warranty and covenants shall be applicable during such period as any such plan (the "Plan") shall be in effect: (i) Borrower hereby warrants that no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement, (ii) Borrower hereby covenants that throughout the existence of the Plan, Borrower's contributions under the Plan will meet the minimum funding standards required by ERISA and Borrower will not institute a distress termination of the Plan, and (iii) Borrower covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

         3.12 Dividends, Stock Rights, etc. Neither Borrower shall declare or pay any dividend of any kind (other than stock dividends payable to all holders of any class of capital stock), in cash or in property, on any class of its capital stock, or purchase, redeem, retire or otherwise acquire for value any shares of such stock, nor make any distribution of any kind in cash or property in respect thereof, nor make any return of capital of shareholders, nor make any payments in cash or property in respect of any stock options, stock bonus or similar plan (except as required or permitted hereunder), nor grant any preemptive rights with respect to its capital stock, without the prior written consent of Lender.

         3.13 Guaranties; Loans; Payment of Debt. Neither Borrower shall, without Lender's prior express written consent, guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to a Borrower for deposit or collection in the ordinary course of business. Neither Borrower shall, without Lender's prior express written consent, which shall not be unreasonably withheld, (i) make any loan, advance or extension of credit to any person other than in the normal course of its business, or (ii) make any payment on any indebtedness for money borrowed expressly subordinated by its terms to the Notes.

         3.14 Debt. Without the express prior written consent of Lender, neither Borrower shall create, incur, assume or suffer to exist indebtedness of any description whatsoever, excluding:

          (a)  the indebtedness evidenced by the Note;

          (b) indebtedness in the aggregate maximum amount of $12,000,000 to Sumitomo Bank of California ("Sumitomo") or any other bank, commercial finance company, insurance company or other institutional lender, the lending activities of which are regulated by Federal or state law (with Sumitomo a "Senior Lender") on terms and conditions substantially the same as those set forth in the loan documents evidencing and securing on the date hereof the indebtedness owing to Sumitomo;

          (c) the endorsement of negotiable instruments payable to Borrowers for deposit or collection in the ordinary course of business;

          (d) purchase money or installment indebtedness incurred in the ordinary course of business in accordance with Borrowers' annual capital expenditure budget approved by Lender,or other similar indebtedness (each of which, individually, does not exceed $100,000 or $500,000 in the aggregate); and

          (e)  the other indebtedness listed on Schedule 2.1(l) hereto.

         3.15 No Liens. Neither Borrower shall create, incur, assume or suffer to exist any lien, security interest, security title, mortgage, deed of trust or other encumbrance upon or with respect to any of its properties, now owned or hereafter acquired, except the following permitted liens (the "Permitted Liens"):

          (a)  liens in favor of Lender;

          (b) liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

          (c) liens in connection with the leasing of equipment in favor of the lessor of such equipment;

          (d)  liens in favor of a Senior Lender;

          (e) liens incurred in connection with permitted indebtedness described in Section 3.14; and

          (f)  liens described on Schedule 2.1(l) hereto.

         3.14 Mergers, Consolidations, Acquisitions and Sales. Without the prior written consent of Lender, neither Borrower shall (a) be a party to any merger, consolidation or corporate reorganization, nor (b) purchase or otherwise acquire all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other person, firm or entity, nor (c) sell, transfer, convey, grant a security interest in or lease all or any substantial part of its assets, nor (d) create any Subsidiaries nor convey any of its assets to any Subsidiary.

         3.15 Transactions With Affiliates. Neither Borrower shall enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of a Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with a person not an affiliate. For the purposes of this Section 3.17, "affiliate" shall mean a person, corporation, partnership or other entity controlling, controlled by or under common control with Borrower.

         3.16 Environment. Each Borrower shall be and remain in compliance with the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Lender immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Lender's request, and at Borrowers' expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.


                                    ARTICLE 4
                              CONDITIONS TO CLOSING

         4.1 Closing of the Loan. The obligation of Lender to fund the Loan on the date hereof (the "Closing Date") is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

                  (a) Borrowers shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement.

                  (b) Lender shall have received an opinion of the Borrowers' counsel, Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, dated the Closing Date, in form and substance satisfactory to Lender's counsel, Caldwell & Caldwell, P.C.

                  (c) Borrowers shall have delivered to Lender a Note executed by Borrowers, substantially in the form of Exhibit A attached hereto and incorporated herein by this reference.

                  (d) Borrowers shall have delivered to Lender a Stock Purchase Warrant executed by Holding, substantially in the form of Exhibit B attached hereto and incorporated herein by this reference.

                  (e) Borrowers shall have delivered to Lender a Security Agreement executed by Borrowers and a related UCC-1 Financing Statements executed by Borrowers, each of which is substantially in the form of Exhibit C attached hereto and incorporated herein by this reference.

                  (f) Holding shall have delivered to Lender a Pledge and Security Agreement and related stock certificates and stock powers, executed by Holding, substantially in the form of Exhibit D attached hereto and incorporated herein by this reference.

                  (g) Borrowers shall have delivered to Lender the Small Business Administration Forms 480, 652 and 1031 (Parts A and B) completed by Borrowers.

                  (h) Borrowers shall have delivered to Lender the Small Business Administration Economic Impact Assessment completed by Borrowers, a form of which is attached hereto as Exhibit F and incorporated herein by this reference.

                  (i) Lender shall have received copies of the corporate charter and other publicly filed organizational documents of Borrowers, certified by the Secretary of State or other appropriate public official in the jurisdiction in which Borrowers are incorporated.

                  (j) Lender shall have received certified (as of the date of this Agreement) copies of all corporate action taken by Borrowers, including resolutions of their Boards of Directors, authorizing the execution, delivery and performance of the Loan Documents.

                  (k) Lender shall have received a certificate as to the legal existence and good standing of the Borrowers, issued by the Secretary of State or other appropriate public official in the jurisdiction in which the Borrowers are incorporated.

                  (l) Lender shall have received certificates of the Secretaries of State or other appropriate public officials as to Borrowers' qualification to do business and good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on their financial position or its ability to conduct their business in the manner now conducted and as hereafter intended to be conducted.

                                    ARTICLE 5
                              DEFAULT AND REMEDIES

         5.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

                  (a) Default in the payment of the principal of or interest on the indebtedness evidenced by the Note in accordance with the terms of the Note, which default is not cured within ten (10) days;

                  (b) Any misrepresentation by Borrowers as to any material matter hereunder or under any of the other Loan Documents, or delivery by Borrowers of any schedule, statement, resolution, report, certificate, notice or writing to Lender that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

                  (c) Failure of Borrowers to perform any of their obligations, covenants or agreements under this Agreement, the Note or any of the other Loan Documents;

                  (d) Either Borrower (i) shall generally not pay or shall be unable to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (v) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

                  (e) Either Borrower shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

                  (f) A default or event of default shall occur under any of the other Loan Documents and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period, provided that if such default shall be subsequently waived by the Senior Lender under any other Loan Document, such waiver shall be deemed to cure such default or event of default hereunder;

                  (g) Borrowers shall default in the timely payment or performance of any obligation now or hereafter owed to Lender in connection with any other indebtedness of Borrowers now or hereafter owed to Lender;

                  (h) Either Borrower shall have defaulted and continue to be in default in the timely payment or performance of any other indebtedness or obligation, which in the aggregate exceeds One Hundred Thousand and No/100ths Dollars ($100,000.00);

                  (i) Any two of Jawed Ghias, Michael Gibbs and Paul Iacono shall no longer be employed in an executive management position by Plastics; or

                  (j) Borrowers shall enter into an agreement with a Senior Lender extending the maturity date of the indebtedness owed to the Senior Lender beyond the Maturity Date (as defined in the Note) of the Note, without Lender's prior written consent.

     With respect to any Event of Default described above that is capable of being cured and that does not already provide its own cure procedure (a "Curable Default"), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured and/or corrected within thirty (30) days (ten (10) days, if such Curable Default may be cured by payment of a sum of money) of notice thereof to Borrowers given in accordance with the provisions hereof.

         5.2 Acceleration of Maturity; Remedies. Upon the occurrence and during the continuance of any Event of Default described in subsection 5.1(d), the indebtedness evidenced by the Note as well as any and all other indebtedness of Borrowers to Lender shall be immediately due and payable in full; and upon the occurrence and during the continuance of any other Event of Default described above, Lender at any time thereafter may at its option accelerate the maturity of the indebtedness evidenced by the Note as well as any and all other indebtedness of Borrowers to Lender; all without notice of any kind. Upon the occurrence and during the continuance of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Note:

                  (a) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Note and all of the other Loan Documents; and

                  (b) Lender shall have any and all other rights and remedies that Lender may now or hereafter possess at law, in equity or by statute.

         5.3 Remedies Cumulative; No Waiver. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

         5.4 Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

                  First, to the costs and expenses, including reasonable attorney's fees, incurred by Lender in connection with the exercise of its remedies;

                  Second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

                  Third, to the payment of the obligations of Borrower under the Loan Documents (the "Obligations"), including but not limited to the payment of the principal of and interest on the indebtedness evidenced by the Note, in such order of priority as Lender shall determine in its sole discretion; and

                  Fourth, the remainder, if any, to Borrowers or to any other person lawfully thereunto entitled.


                                    ARTICLE 6
                                   TERMINATION

         6.1 Termination of this Agreement. This Agreement shall remain in full force and effect until the later of (i) the Maturity Date (as defined in the Note), or (ii) the payment by Borrowers of all amounts owed to Lender, at which time Lender shall cancel the Note and deliver it to Borrowers; provided, however, that if at any time Borrowers have satisfied all obligations to Lender, Borrowers may terminate this Agreement by providing written notice to Lender.



                                    ARTICLE 7
                             SUBORDINATION AGREEMENT

         7.1 Simultaneously with its execution of this Agreement, Lender has entered into a Subordination Agreement with Sumitomo in the form of Exhibit G hereto, pursuant to which inter alia Lender's security interests and rights under the Security Agreement with Borrowers are expressly subordinated to the security interests and rights of Sumitomo securing indebtedness owed to Sumitomo.

         7.2 In the event Borrowers shall subsequently refinance the indebtedness owed to Sumitomo or otherwise incur indebtedness permitted under
Section 3.14(b) above, to another Senior Lender, the Lender shall enter into a related subordination agreement with such other Senior Lender with respect to such indebtedness consistent with Exhibit G hereto.


                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Performance By Lender. If Borrowers shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, which default is not cured within the applicable cure period, then Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney's fees), with interest thereon at the highest default rate provided in the Note (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Borrowers and shall constitute a part of the Obligations. Lender shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

         8.2 Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrowers or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         8.3 Costs and Expenses. Borrowers agree, jointly and severally, to pay all reasonable costs and expenses incurred by Lender in connection with the making of the Loan, including but not limited to filing fees, recording taxes and reasonable attorneys' fees, promptly upon demand of Lender. Borrowers further agree, jointly and severally, to pay all premiums for insurance required to be maintained by Borrowers pursuant to the terms of the Loan Documents and all of the out-of-pocket costs and expenses incurred by Lender in connection with the collection of the Loan, amendment to the Loan Documents, or prepayment of the Loan, including but not limited to reasonable attorneys' fees, promptly upon demand of Lender.

         8.4 Assignment. The Note, this Agreement and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lender, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Note, and in such event Borrowers shall continue to make payments due under the Loan Documents to Lender and Lender shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts. Borrowers shall not assign any of their rights nor delegate any of their duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.

         8.5 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrowers hereunder and under all of the other Loan Documents.

         8.6 Severability. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         8.7 Interest and Loan Charges Not to Exceed Maximum Allowed by Law. Anything in this Agreement, the Note or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrowers in respect of the indebtedness evidenced by the Note shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Note and/or refunded to Borrowers so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Note exceed the maximum amounts permitted from time to time by applicable law.

         8.8 Article and Section Headings; Defined Terms. Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

         8.9 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, telecopy or telex or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The Address of Lender is:      Sirrom Investments, Inc.
                               Suite 200
                               500 Church Street
                               Nashville, TN 37219
                               Attention: David Sinutko

with a copy to:                Caldwell & Caldwell, P.C.
                               500 Church Street, Suite 200
                               Nashville, TN 37219
                               Attention: Maria-Lisa Caldwell, Esq.

The Address of Borrowers is:   AB Plastics Corporation
                               15730 South Figueroa Street
                               Gardena, CA 90247
                               Attention: President

with a copy to:                Greenberg, Traurig, Hoffman, Lipoff,
                                 Rosen & Quentel
                               153 East 53rd Street
                               New York, NY 10022
                               Attention: Stephen A. Weiss

         8.10 Entire Agreement. This Agreement and the other written agreements between Borrowers and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by the Borrowers were not based upon any fact or material provided by Lender, nor were the Borrowers induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lender.

         8.11 Governing Law and Amendments. This Agreement shall be construed and enforced under the laws of the State of Tennessee applicable to contracts to be wholly performed in such State. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

         8.12 Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Borrowers in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

         8.13 Jurisdiction and Venue. Each Borrower hereby consents to the jurisdiction of the courts of the State of Tennessee and the United States District Court for the Middle District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

         8.14 Waiver of Trial by Jury. LENDER AND BORROWERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

         8.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         8.16 Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the Borrower, Lender and their respective agents have participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                               LENDER:

                               SIRROM INVESTMENTS, INC., a Tennessee
                               corporation

                               By:  /s/ Kathy Harris
                                    -------------------------

                               Title:  Vice President


                               BORROWERS:

                               AB PLASTICS HOLDING CORPORATION,
                               a Delaware corporation


                               By:  /s/Geoffrey Gorman
                                    -------------------------
                               Title:  Chairman


                               AB PLASTICS CORPORATION,
                               a California corporation


                               By:  /s/Geoffrey Gorman
                                    -------------------------
                               Title:  Vice President and Chairman